Exhibit 99.1

Delta Apparel Reports Second Quarter Fiscal 2020 Results

Earnings per share growth of 46% bolstered by strong gross profit

Revolving credit facility bridge amendment secured providing additional financial flexibility

GREENVILLE, S.C., April 30, 2020 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its second quarter and six months ended March 28, 2020.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “Our second quarter earnings reflect our continued focus on driving profitability despite topline challenges faced late in the quarter due to COVID-19. Our vertically-integrated business model with diversified sales channels and broad geographic reach is allowing us to not only continue to operate and generate sales in the current environment, but has also created an opportunity for Delta Apparel to support our existing customers and onboard new customers in select channels.”

Mr. Humphreys continued, “In light of COVID-19, we continue to prudently manage all aspects of our business with a focus on conserving capital and maintaining strong financial flexibility. We are in a solid financial position to weather the current storm, and I am confident we will emerge from this pandemic stronger, ready to profitably grow our business and continue to provide value for all of our stakeholders.”

For the second quarter ended March 28, 2020:

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Net sales were $96.7 million, a decrease of 6.0% from $102.8 million in the prior year second quarter. Prior to the March impact of COVID-19, the Company was on pace to achieve sales growth of approximately 9% for the quarter. During March 2020, the closure of retail stores throughout the U.S. dramatically halted revenue during the final month of the quarter. Net sales in the Delta Group segment and Salt Life Group segment decreased 6.0% and 6.3%, respectively, from the prior year period.

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Gross profit was $20.6 million, an 8.8% increase from $18.9 million in the prior year second quarter. Gross margin increased 290 basis points to 21.3% versus 18.4% in the prior year and increased 60 basis points compared to the first quarter of fiscal 2020. Second quarter gross profit was reduced by $1.9 million, or 200 basis points, from plant curtailments caused by government-mandated country closures in El Salvador and Honduras in March 2020. Adjusting for these plant curtailment expenses, gross margins would have been 23.3% during the March 2020 quarter, an improvement of 490 basis points from the prior year and 260 basis points from the fiscal 2020 December quarter. This margin expansion was attributable to continued efficiencies and process improvements within the Delta Group segment’s integrated vertical manufacturing platform.

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Selling, general and administrative ("SG&A") expenses were $17.9 million in the March 2020 quarter compared to $17.1 million in the prior year second quarter. The increase in SG&A expenses principally resulted from distribution network expansion investments.

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Operating income increased to $3.6 million compared to $2.7 million in the prior year second quarter as a result of the strong gross margin expansion more than offsetting the lower sales levels and higher distribution network expenses.

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Net income for the quarter was $1.3 million, or $0.19 per diluted share, compared to $0.9 million, or $0.13 per diluted share, in the prior year period. When adjusted for the $1.9 million pre-tax, or $0.20 per diluted share, of plant curtailment expenses, net earnings per diluted share for the 2020 fiscal second quarter was $0.39, which represents a 200% increase over the prior year.

For the six months ended March 28, 2020:

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Net sales were $192.6 million, a decrease of 5.8% from $204.5 million in the comparable period last year. Net sales in the Delta Group segment and Salt Life Group segment decreased 5.9% and 5.8%, respectively, from the prior year period.

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Gross margin increased 270 basis points to 21.0% compared to 18.3% in the prior year period. Adjusting for the fiscal 2020 second quarter plant curtailment expenses, gross margins would have been 22.0%, an improvement of 370 basis points from the prior year first six months.

●	SG&A expenses as a percentage of sales were 18.7%, compared to 16.5% in the prior year period as fixed costs were not leveraged on the lower revenue.

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Operating income increased by $3.5 million to $6.2 million compared to $2.7 million in the prior year period. Adjusting fiscal year 2020 for the $1.9 million in plant curtailment expenses, and adjusting fiscal year 2019 for the $2.5 million discrete expense in the December quarter in connection with a 2016 customer bankruptcy, operating income in fiscal 2020 would have been $8.1 million, a $2.9 million improvement over $5.2 million in the prior year period. Operating margin improvement resulted from significantly stronger gross margins, being partially offset by lower sales and higher distribution expenses.

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Net income for the period was $2.2 million, or $0.32 per diluted share, compared to a net loss of $0.2 million, or $0.03 per diluted share loss, in the prior year period. When adjusted for the $1.9 million pre-tax expense, or $0.20 per diluted share, of plant curtailment expenses, adjusted net earnings for the first six months of fiscal 2020 were $0.52 per diluted share. When adjusted for the discrete $2.5 million pre-tax expense, or $0.30 per diluted share, net earnings for the first six months of fiscal 2019 were $1.9 million, or $0.27 per diluted share.

During the quarter, the Company spent approximately $4.1 million on capital expenditures and $2.0 million to repurchase 99,971 shares of its stock. Total debt, including capital lease financing, as of March 28, 2020 was $167.9 million, up $32.8 million from September 28, 2019 due principally to seasonally higher working capital and maintaining over $9 million of cash on hand. Since September 28, 2019, inventory increased $18.2 million to $197.3 million at March 28, 2020 primarily from the build of inventory to support the spring selling season. The increase in inventory from the year ago level of $186.5 million resulted from the expansion of product categories and the lower than anticipated sales in the current year quarter due to the COVID-19 pandemic. As of quarter-end, the Company had liquidity access to over $30 million considering its cash on hand and availability under its U.S. revolving credit facility.

As previously announced, due to the current environment and the impact of COVID-19, the Company has taken aggressive actions to strengthen its financial position, preserve cash, and improve liquidity beyond its current levels. On April 27, 2020, the Company secured a bridge amendment to its U.S. revolving credit facility with its lenders. The amendment provides additional flexibility to tap into the availability provided under the Company’s asset-based lending arrangement.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 800-458-4148.  If calling from outside the United States, please dial 323-794-2597.  A live webcast of the conference call will be available at www.deltaapparelinc.com.  Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software.  A replay of the call will be available through May 30, 2020.  To access the telephone replay, participants should dial toll-free 844-512-2921.  International callers can dial 412-317-6671.  The access code for the replay is 7621307.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices and availability; the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; the impairment of intangible assets; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; foreign currency exchange rate fluctuations; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620

investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:

Tom Filandro, 646-277-1235

Media:

Jessica Liddell, 203-682-8208

DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Mar 28, 2020	Mar 30, 2019	Mar 28, 2020	Mar 30, 2019

Net Sales	$96,660	$102,838	$192,550	$204,513
Cost of Goods Sold	76,079	83,930	152,075	167,036
Gross Profit	20,581	18,908	40,475	37,477

Selling, General and Administrative Expenses	17,941	17,056	36,147	33,841
Other (Income) Loss, Net	(914)	(843)	(1,863)	902
Operating Income	3,554	2,695	6,191	2,734

Interest Expense, Net	1,808	1,985	3,610	3,750

Earnings (Loss) Before Provision For (Benefit From) Income Taxes	1,746	710	2,581	(1,016)

Provision For (Benefit From) Income Taxes	526	(115)	570	(614)

Consolidated Net Earnings (Loss)	1,220	825	2,011	(402)

Net Loss Attributable to Non-Controlling Interest	91	117	223	193

Net Earnings (Loss) Attributable to Shareholders	$1,311	$942	$2,234	$(209)

Weighted Average Shares Outstanding
Basic	6,957	6,943	6,953	6,933
Diluted	7,055	7,103	7,063	6,933

Net Earnings (Loss) per Common Share
Basic	$0.19	$0.14	$0.32	$(0.03)
Diluted	$0.19	$0.13	$0.32	$(0.03)

	Mar 28, 2020	Sep 28, 2019	Mar 30, 2019
	(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash	$9,568	$605	$1,777
Receivables, Net	59,407	60,887	59,946
Inventories, Net	197,333	179,107	186,526
Prepaids and Other Assets	4,072	2,999	3,002
Total Current Assets	270,380	243,598	251,251

Noncurrent Assets
Property, Plant & Equipment, Net	62,587	61,404	54,311
Goodwill and Other Intangibles, Net	58,631	59,504	60,151
Deferred Income Taxes	1,514	1,514	1,924
Operating Lease Assets	43,226	-	-
Investment in Joint Venture	10,309	10,388	9,731
Other Noncurrent Assets	2,484	1,580	1,687
Total Noncurrent Assets	178,751	134,390	127,804

Total Assets	$449,131	$377,988	$379,055

Current Liabilities
Accounts Payable and Accrued Expenses	$71,055	$73,111	$73,857
Current Portion of Contingent Consideration	1,970	2,790	3,190
Current Portion of Finance Leases	6,965	6,434	5,308
Current Portion of Operating Leases	8,525	-	-
Current Portion of Long-Term Debt	7,577	6,540	7,435
Total Current Liabilities	96,092	88,875	89,790

Noncurrent Liabilities
Long-Term Taxes Payable	3,585	3,977	3,451
Long-Term Contingent Consideration	3,610	6,304	6,104
Long-Term Finance Leases	12,239	12,836	11,150
Long-Term Operating Leases	35,611	-	-
Long-Term Debt	141,088	109,296	120,043
Deferred Income Taxes	1,355	1,519	2,192
Other Noncurrent Liabilities	1,914	1,293	658
Total Noncurrent Liabilities	199,402	135,225	143,598

Common Stock	96	96	96
Additional Paid-In Capital	59,442	59,855	59,121
Equity Attributable to Non-Controlling Interest	(504)	(281)	(100)
Retained Earnings	139,168	136,937	128,486
Accumulated Other Comprehensive (Loss) Income	(1,432)	(969)	(493)
Treasury Stock	(43,133)	(41,750)	(41,443)
Total Equity	153,637	153,888	145,667

Total Liabilities and Equity	$449,131	$377,988	$379,055